Exhibit 99.1

Maxco, Inc. Receives Nasdaq Qualifications Panel Decision

GRAND LEDGE, Mich., April 19 /PRNewswire-FirstCall/ -- Maxco, Inc. (Nasdaq: MAXC) announced that on April 18, 2007 it received a notice from the Nasdaq Stock Market indicating that the Nasdaq Listing Qualifications Panel has denied the request of Maxco, Inc. for continued listing on the Nasdaq Stock Market. Accordingly, the Company’s shares will be suspended from trading on the Nasdaq Stock Market effective at the open of business on Friday, April 20, 2007. The Company anticipates that its common stock will be eligible for quotation on the “Pink Sheets” which will allow the Company to have a liquid market for investors to continue to buy and sell its common stock.

Maxco had previously announced on March 2, 2007, that the Nasdaq Staff believed that the Company is not in compliance with the Nasdaq Stock Market's requirements for continued listing due to the completion of the sale on February 1, 2007 of substantially all assets of the Company's wholly owned subsidiary Atmosphere Annealing, Inc. and its wholly owned subsidiary BCGW, Inc. As a result of the sale, Nasdaq believes the Company has become a public shell and no longer qualifies for Nasdaq listing. The Company appealed the delisting before the Nasdaq Listing Qualifications Panel and the Panel denied the appeal.

Max A. Coon, Chairman and CEO stated “The Company continues to reduce costs in anticipation of optimizing the ultimate value to Maxco shareholders.”

Maxco has investments in real estate and investments representing less than majority interests in the following businesses: a developer, manufacturer and marketer of microprocessor-based process monitoring and inspection systems for use in industrial manufacturing environments; and an energy-related business.

This release includes "forward-looking" information statements, as defined in the Private Securities Litigation Reform Act of 1995, including various statements relating to the proposed transaction. Actual results may differ from those provided in the forward-looking statements. The proposed transaction is subject to various conditions and may not occur.